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                                                                     EXHIBIT 4.3


                            INTERCREDITOR AGREEMENT

          This Intercreditor Agreement is entered into as of October 29, 1999, between CoBank, ACB, as Administrative the Agent (the "the Agent") for the Lenders under the Credit Agreement (as defined below), on the one hand, and State Street Bank and Trust Company, as the Trustee (the "the Trustee") under the Indenture, dated as of October 29, 1999 (the "Indenture"), with respect of 13 3/8% Senior Subordinated Discount Notes due 2009 (the "Notes"), on the other hand, in light of the following:

                                R E C I T A L S

          A. US Unwired Inc., a Louisiana corporation ("US Unwired") has entered into that certain Credit Agreement, dated as of October 1, 1999 (the "Credit Agreement"), with CoBank, ACB, as a lender and as the Agent, The Bank of New York, as Documentation the Agent and a Lender, BNY Capital Markets, Inc., as Co-Arranger, First Union Capital Markets Corp., as Syndication the Agent and a Co-Arranger; First Union National Bank, as a Lender, and the other lenders parties thereto (collectively, the "Lenders"), providing for up to $130.0 million of term and revolving credit borrowings.

          B. US Unwired currently owns, legally and beneficially, approximately 96% of the partnership interest of Louisiana Unwired, LLC, a Louisiana limited liability corporation ("Debtor"), which in turn will own approximately 80% of the partnership interest of Texas Unwired, a Louisiana general partnership ("Texas Unwired"). The Debtor has guaranteed the Obligations of US Unwired under the Credit Agreement on a senior basis and has guaranteed the payment of the Notes under the Indenture on a senior subordinated basis.

          B. As security for the prompt payment and performance of its guarantee of the Credit Agreement Indebtedness, Debtor has pledged the Collateral to the Agent and granted the Agent a lien on and a security interest in the Collateral.

          C. Concurrently therewith, as security for the prompt payment and performance of its guarantee of the Notes, Debtor is granting a lien on and a security interest in the Collateral to the Trustee pursuant to that certain Pledge Agreement of even date herewith (the "Notes Pledge Agreement").

          D. the Agent and the Trustee wish to agree as to the priority of their respective liens upon and security interests in the Collateral, and as to certain other rights, priorities, and interests as between the Agent and the Trustee.

                               A G R E E M E N T

          In consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which the Agent and the Trustee hereby acknowledge, the Agent and the Trustee hereby agree as follows:
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          1.  Definitions and Rules of Construction.
              -------------------------------------

              (a)  Definitions. The following terms, as used in this Agreement,
                   -----------
have the following meanings:

              "Agreement" means this Intercreditor Agreement together with any
               ---------
and all amendments, extensions, modifications, riders, addenda, exhibits, and schedules hereto.

              "Bankruptcy Case" means any proceeding commenced by or against
               ---------------
Debtor, under any provision of the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and all converted or succeeding cases in respect thereof.

              "Bankruptcy Code" means the United States Bankruptcy Code (11
               ---------------
U.S.C. (S) 101, et. seq.), as amended, and any successor statute.
                --  ---

              "Credit Agreement" has the meaning set forth in the Recitals in
               ----------------
this Agreement.

              "Credit Agreement Indebtedness" means any and all presently
               -----------------------------
existing or hereafter arising indebtedness, claims, debts, liabilities, and obligations of Debtor owing to the Agent or Lenders under the Credit Agreement Documents, including any guarantees of US Unwired's Obligations thereunder, whether direct or indirect, whether contingent or of any other nature, character, or description (including all interest and other amounts accruing after commencement of any Bankruptcy Case, and all interest and other amounts that, but for the provisions of the Bankruptcy Code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or extensions of such amounts.

              "Credit Agreement Documents" means, collectively, the Credit
               --------------------------
Agreement, and any other document, instrument, or agreement now existing or in the future entered into evidencing, documenting, securing, or otherwise relating to Credit Agreement Indebtedness, together with any amendments, replacements, substitutions, or restatements thereof.

              "Collateral" means all of Debtor's partnership and any other
               ----------
ownership interest in Texas Unwired; all of Debtor's interest in any intercompany notes and other documents in respect of any intercompany loans made in the future by the Debtor to Texas Unwired; all proceeds and insurance proceeds of the foregoing; and all of Debtors' Books relating thereto.

              "Debtor's Books" means all of Debtor's books and records
               --------------
concerning the Collateral and the proceeds thereof, including: ledgers; records indicating, summarizing, or evidencing the Collateral;; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

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              "Lenders" means the several financial institutions that from time
               -------
to time are parties to the Credit Agreement.

              "Notes" has the meaning set forth in the Recitals.
               -----

              "Notes Documents" means, collectively, the Notes, the Indenture
               ---------------
and the Notes Pledge Agreement and any other document, instrument or agreement now existing or in the future entered into evidencing, documenting, securing, or otherwise relating to the Notes.

              "Noteholders" means the holders of Notes under the Indenture.
               -----------

              "Notes Pledge Agreement" has the meaning set forth in the
               ----------------------
Recitals to this Agreement.

              "Secured Party" means any of the Agent or the Trustee (or any
               -------------
collateral the Agent for Lenders or Noteholders), or any successor or assignee of any of them.

              "Secured Party Remedies" means any action by a Secured Party in
               ----------------------
furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of its collateral, including, without limitation: (i) the exercise of any remedies or rights of a "Secured Party" under Chapter 9 of the UCC, such as, without limitation, the notification of account debtors; (ii) the exercise of any remedies or rights as a mortgagee or beneficiary (or by the Trustee on behalf of the beneficiary), including, without limitation, the appointment of a receiver, the notification of tenants on any real property to make rental payments to such Secured Party, or the commencement of any foreclosure proceedings or the exercise of any power of sale, including, without limitation, the placing of any advertisement for the sale of any real property;
(iii) the exercise of any remedies available to a judgment creditor; or (iv) any other remedy available in respect of the Collateral available to such Secured Party under any Secured Party's Agreement to which it is a party.

              "Secured Party's Agreements" means either the Credit Agreement
               --------------------------
Documents or the Notes Documents, as the context requires.

              "Secured  Party's  Indebtedness" means either the Credit Agreement
               ------------------------------
Indebtedness or the Notes, as the context requires.

              "Texas Unwired" means Texas Unwired, a Louisiana general
               -------------
partnership.

              "UCC" means the Uniform Commercial Code as adopted in the State of
               ---
Colorado, or in such other jurisdiction as governs the perfection of the liens and security interests in the Collateral for the purposes of the provisions hereof relating to such perfection or effect of perfection.

              (b)  Other Definitional Provisions.  When used in this Agreement:
                   -----------------------------
(i) the words "herein," "hereof," and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement; (ii) the words "include," "includes," and "including" are not limiting; the word "or" has, except where otherwise required by the context, the inclusive meaning represented by the phrase "and/or"; (iii) unless otherwise

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specified, the words "Section," "Schedule" and "Exhibit" refer to Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified; and
(iv) the singular number includes the plural, and vice versa, whenever the context so requires.

              2.   Relative Priorities. As between the Secured Parties,
                   -------------------
notwithstanding: the terms (including the description of collateral), dating, execution, or delivery of any document, instrument, or agreement; the time, order, occurrence, method, or manner of granting, or perfection of any security interest or lien; the time of filing or recording of any financing statements, assignments, deeds of trust, mortgages, or any other documents, instruments, or agreements under the UCC or any other applicable law; the existence of (or the order in which any Secured Party becomes a party to or a beneficiary of) any collateral agency arrangement with any party other than a Secured Party, or the appointment of such other party as a collateral the Agent to perfect the Secured Parties' liens and security interests, in all or in any part of the Collateral; the existence of any control agreement in favor of any Secured Party; and any provision of the UCC or any other applicable law to the contrary, the Secured Parties agree:

                   (a) the Agent shall have a first priority security interest and lien upon the Collateral to secure the Credit Agreement Indebtedness; and

                   (b) the Trustee, for and on behalf of the Noteholders, shall secure the Note Obligations.

For purposes of the foregoing allocation of priorities, any claim of right of reclamation or a right to a setoff shall be treated in all respects as a security interest and no claimed right of reclamation or right of setoff shall be asserted to defeat or diminish the rights or priorities provided for herein.

              3.   No Alteration of Priority. The lien and security
                   -------------------------
interest priorities provided in Section 2 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, or refinancing of any of the Credit Agreement Indebtedness, the Indenture or the Notes nor by any action or inaction which either Secured Party may take or fail to take in respect of the Collateral, or otherwise. Each Secured Party consents to Debtor's granting to the other Secured Party the liens and security interests reflected in Section 2 and agrees that such grant shall not be a default or event of default under the applicable Secured Party's Agreements.

              4.   Nonavoidability and Perfection. Each of the Secured Parties
                   ------------------------------
shall be solely responsible for perfecting and maintaining the perfection of its lien or security interest in any of the Collateral in which such party has been granted a lien or security interest. The provisions of this Agreement are intended solely to govern the respective priorities as among the Secured Parties, pursuant to the applicable documents. Each of the Agent and the Trustee agrees that it will not directly or indirectly take any action to contest or challenge the validity, legality, perfection, priority (as established hereunder), avoidability, or enforceability of the liens or security interests of the other Secured Party upon its Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise. In the event that the Agent or the Trustee (either individually or together with others) breaches or causes to be breached the terms of the preceding sentence, resulting (directly or indirectly) in the

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avoidance, imperfection or unenforceability of the other Secured Party's lien or security interest in some or all of its Collateral, then the priority of the lien or security interest of such breaching Secured Party in any such affected Collateral shall continue to be governed by the terms of Section 2 irrespective of the avoidance, imperfection or unenforceability of the other Secured Party's lien or security interest.

              5.   Management of Collateral. Notwithstanding anything to the
                   ------------------------
contrary contained in any of the Credit Agreement Documents or the Notes
Documents:

                   (a) Until the Credit Agreement Indebtedness has been fully paid in cash, and all obligations of the Agent or the Lenders to extend credit under the Credit Agreement Documents have been terminated: (i) the Agent shall have the exclusive right to manage the Collateral, including the exclusive right to perform and enforce the terms of the Credit Agreement Documents with respect to the Collateral and to exercise and enforce all privileges and rights thereunder according to their sole discretion, including, without limitation, the exclusive right to enforce or settle insurance claims with respect to Collateral, take or retake control or possession of Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate Collateral;
(ii) neither the Trustee nor any party acting on its behalf, shall exercise any Secured Party Remedies with respect to Collateral; and (iii) any and all proceeds of Collateral which shall come into the possession, control, or custody of the Trustee will be deemed to have been received for the account of the Agent and shall be immediately paid over to the Agent. In connection with the provisions of clause 5(a)(i) above, except for any requirement under the UCC for the Agent, as secured party, to act in a commercially reasonable manner with respect to the Collateral, the Trustee waives any and all rights to affect the method or challenge the appropriateness of any action by the Agent with respect to the Collateral, and waives any claims or defenses it may have against the Agent, including any such claims or defenses based on any actions or omissions of any such person in connection with the perfection, maintenance, enforcement, foreclosure, sale, liquidation, or release of any lien or security interest therein, or any modification or waiver of any Credit Agreement Documents.

                   (b) The rights and priorities set forth in this Agreement shall remain binding irrespective of the terms of any plan of reorganization in a Bankruptcy Case or other provisions of the Bankruptcy Code or any similar federal or state statute.

              6.   Sale of Collateral. Until the Credit Agreement Indebtedness
                   ------------------
has been fully paid in cash, and all obligations of the Agent or the Lenders to extend credit under the Credit Agreement Documents have been terminated: (i) only the Agent shall have the right to restrict or permit, or approve or disapprove, the sale of the Collateral; and (ii) the Trustee will, immediately upon the request of the Agent, release or otherwise terminate its liens and security interests upon the Collateral, to the extent such Collateral is sold by Debtor with the consent of the Agent in accordance with the Credit Agreement Documents, and the Trustee will promptly deliver (at Debtor's expense) such release documents as the Agent or Debtor may reasonably require in connection therewith.

              7.   Waiver of Marshalling. the Trustee waives any right to compel
                   ---------------------
the Agent to marshal any of the Collateral or to seek payment from any particular assets of Debtor or from any third party.

                                       5
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              8.   Bankruptcy Issues.
                   -----------------

                   (a) This Agreement shall continue in full force and effect after the commencement of a Bankruptcy Case (all references herein to Debtor being deemed to apply to Debtor as debtor-in-possession and to a the Trustee for Debtor's estate in a Bankruptcy Case), and shall apply with full force and effect with respect to all Collateral acquired by Debtor, and to all Notes incurred by such Debtor, subsequent to such commencement.

                   (b) If Debtor shall become subject to a Bankruptcy Case, and if the Agent or Lenders shall desire to permit the use of cash collateral or to provide post-petition financing to Debtor, the Trustee agrees as follows: (i) adequate notice to the Trustee shall be deemed to have been provided for such use of cash collateral or post-petition financing if the Trustee receives notice thereof at least one business day prior to any hearing on a request to approve such use of cash collateral or post-petition financing; and (ii) no objection will be raised by the Trustee to any such use of cash collateral or such post-petition financing by the Agent or Lenders on the grounds of a failure to provide adequate protection for the Trustee's junior liens and security interests in the Collateral, provided that the Trustee is granted the same rights, benefits, and protections as the Agent, including the same liens and security interests on the post-petition Collateral, that may be granted to or for the benefit of the Agent, junior only to the liens or security interests of the Agent therein. No objection will be raised by the Trustee to the Agent's motion for relief from the automatic stay in any proceeding under the Bankruptcy Code to foreclose on and sell, or to collect, the Collateral.

              9.   Assignments. The Trustee agrees that any assignment or
                   -----------
transfer of an interest in any of the Notes shall be null and void unless it is made expressly subject to the terms of this Agreement.

              10.  Binding Effect; Other. This Agreement shall be a continuing
                   ---------------------
agreement, shall be binding upon and shall inure to the benefit of the parties hereto from time to time and their respective successors and assigns, shall be irrevocable, and shall remain in full force and effect until the Credit Agreement Indebtedness shall have been paid in full in cash, and the Credit Agreement shall have been irrevocably terminated, but shall continue to be effective, or be reinstated, as the case may be, if any payment, or any part thereof, of any amount paid by or on behalf of Debtor with regard to any Credit Agreement Indebtedness is rescinded or must otherwise be restored or returned upon or as a result of any Bankruptcy Case, or for any other reason, all as though such payments had not been made. Any waiver or amendment hereunder must be evidenced by a signed writing of the party to be bound thereby, and shall only be effective in the specific instance. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The parties agree that actions may be tried and litigated in the state and federal courts located in the City of Denver, in the State of Colorado. The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

              11.  Parties Intended to be Benefitted. All of the understandings,
                   ---------------------------------
covenants, and agreements contained herein are solely for the benefit of the Secured Parties, their successors and assigns, and future holders of the Secured Parties' Indebtedness, respectively, and there are no other parties, including Debtor or any of its creditors, successors, or assigns, which are intended to be benefitted, in any way, by this Agreement.

              12.  No Limitation Intended. Nothing contained in this Agreement
                   ----------------------
is intended to or shall affect or limit, in any way, the rights that with respect to any third parties. The Secured Parties hereby specifically reserve all of their respective rights against Debtor and all other third parties.

              13.  Notice. Whenever it is provided herein that any notice,
                   ------
demand, request, consent, approval, declaration, or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties desires to give or serve upon the other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be delivered either in person, with receipt acknowledged, or by regular, registered, or certified United States mail, postage prepaid, by facsimile, or by recognized overnight courier service, addressed as follows:

              If to the Agent, at:

              CoBank, ACB
              200 Galleria Parkway, Suite 1900
              Atlanta, Georgia  30339
              Attention:  Rural Utility Banking Group
              Fax:  (770) 618-3202


              If to the Trustee, at:

              State Street Bank and Trust Company
              Goodwin Square, 225 Asylum Street, 23rd Floor
              Hartford, Connecticut  06103
              Fax:  (860) 244-1889
              Attention:  Laurel Melody-Casasanta

or at such other address as may be substituted by notice given as herein provided. Giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given when received.

              14.  Severability. Whenever possible, each provision of this
                   ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

              15.  Complete Agreement. This Agreement constitutes the complete
                   ------------------
agreement and understanding of each of the Secured Parties, and supersedes all prior or

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contemporaneous oral and written negotiations, agreements and understandings, express or implied, with respect to the subject matter hereof.

              16.  No Joint Venture. Each of the Secured Parties acknowledges
                   ----------------
and confirms that this Agreement shall not create a joint venture, agency or fiduciary relationship.

              17.  Counterparts. This Agreement may be executed in any number of
                   ------------
counterparts, and by the parties each in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same Agreement.

              18.  Attorneys Fees and Expenses. If any action is brought to
                   ---------------------------
enforce the provisions of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys fees and costs.

              19.  Waiver of Jury Trial. EACH OF THE SECURED PARTIES HEREBY
                   --------------------
EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE SECURED PARTIES WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED BY THEM IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE SECURED PARTIES HEREBY AGREES AND CONSENTS THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF RIGHT TO TRIAL BY JURY.

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

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above set forth

                                       COBANK, ACB, as Administrative the Agent under the Credit Agreement

                                       By: /s/ Rick Freen
                                          --------------------------------------

                                       Title: Vice President
                                             -----------------------------------

                                       STATE STREET BANK AND TRUST COMPANY, as
                                       the Trustee under the Indenture

                                       By: /s/ illegible signature
                                          --------------------------------------

                                       Title: Assistant Vice President
                                             -----------------------------------

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

                                ACKNOWLEDGMENT
                                --------------

              The undersigned, ("Debtor") hereby acknowledges that it has received a copy of the foregoing Intercreditor Agreement and consents thereto, and agrees to recognize all rights granted thereby to the parties thereto, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in such Intercreditor Agreement. Debtor further acknowledges that it is not an intended beneficiary or third party beneficiary under the lntercreditor Agreement.

              Dated as of October 29, 1999.

                                       LOUISIANA UNWIRED, LLC

                                       a Louisiana limited liability corporation

                                       By: Robert Piper
                                          --------------------------------------

                                       Title: Manager
                                             -----------------------------------

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